                                                     EXHIBIT 5

                            OPINION RE LEGALITY



                                        November 28, 1997



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

                    Re: Registration Statement on Form S-8
                        to be filed by Kollmorgen Corporation
                        on or about December 5, 1997

Dear Sirs:

     I am a member of the Bars of the States of New York and Connecticut and am the General Counsel of Kollmorgen Corporation ("Kollmorgen"), a New York corporation, as well as one of its Vice Presidents and its Secretary. As such General Counsel, I have advised Kollmorgen with respect to, and consequently am familiar with, the corporate actions taken by Kollmorgen with respect to the adoption of the Stock Option Plan for Key Employees of Servotronix Ltd (the "Plan") and the authorization for the reservation for issuance, the issuance and the sale by Kollmorgen of up to 83,000 additional shares of Kollmorgen's Common Stock, $2.50 par value, pursuant to the Plan. I am furnishing this opinion in connection with the captioned Registration Statement.

     Based upon the foregoing and upon such legal considerations as I have deemed relevant, it is my opinion that:

      (i) The Plan has been duly and validly adopted in accordance with the requirements of applicable law, and

     (ii) The 83,000 additional shares of Kollmorgen's Common Stock to be issued pursuant to such Plan have been duly and validly authorized for issuance and will be, when issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                       /s/   James A. Eder

                                        James A. Eder

JAE/prm